Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Form S-8 No. 333-71768 pertaining to the IHOP Corp. 2001 Stock Incentive Plan of DineEquity, Inc. and Subsidiaries

•	Form S-8 No. 333-151682 pertaining to the DineEquity, Inc. 2001 Stock Incentive Plan of DineEquity, Inc. and Subsidiaries

•	Form S-8 No. 333-174847 pertaining to the DineEquity, Inc. 2011 Stock Incentive Plan

•	Form S-8 No. 333- 211429 pertaining to DineEquity, Inc. 2016 Stock Incentive Plan of our reports dated February 20, 2018, with respect to the consolidated financial statements of Dine Brands Global, Inc. (formerly known as DineEquity, Inc.) and Subsidiaries and the effectiveness of internal control over financial reporting of Dine Brands Global, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Los Angeles, California
February 20, 2018